                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 17)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                        Page 1 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                120,102
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power           22,931,186


                                 7) Sole Dispositive Power            33,730


                                 8) Shared Dispositive Power      22,973,822


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,051,288


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  19.2


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 17)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                        Page 2 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                     120,102
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                22,931,186


                            7) Sole Dispositive Power                 33,730


                            8) Shared Dispositive Power           22,973,822


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,051,288




   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 19.2

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 17)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                         Page 3 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power               120,102
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power          22,931,186


                               7) Sole Dispositive Power           33,730


                               8) Shared Dispositive Power     22,973,822


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,051,288


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                19.2


   12) Type of Reporting Person (See Instructions)                         BK

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 17)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                        Page 4 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Hilliard Lyons Trust Company  61-1036466


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                120,102
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power           22,931,186


                                 7) Sole Dispositive Power            33,730


                                 8) Shared Dispositive Power      22,973,822


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,051,288


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  19.2


   12)  Type of Reporting Person (See Instructions)                          IA

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1998:

(a) Amount Beneficially Owned:                                 23,051,288 shares

(b) Percent of Class:                                                       19.2

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                     120,102
      (ii) shared power to vote or to direct the vote                22,931,186*
     (iii) sole power to dispose or to direct the disposition of         33,730
      (iv) shared power to dispose or to direct the disposition of   22,973,822*

  * PNC Bank National Association serves as co-trustee with M. Rust Sharp and William E. Pike and shares with them voting power and dispositive power with respect to 22,923,288 shares.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp, Inc.)

PNC Bank, FSB - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

Hilliard Lyons Trust Company - IA (wholly owned subsidiary of
PNC Bank Corp.)

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 10, 1999
         -------------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -------------------------------------------------

         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
                               and Chief Financial Officer
         -------------------------------------------------
         Name/Title


         February 10, 1999
         -------------------------------------------------

         Date


         /s/ JAMES B. YAHNER
         -------------------------------------------------

         Signature - PNC Bancorp, Inc.


         James B. Yahner, Vice President
         -------------------------------------------------

         Name/Title


         February 10, 1999
         -------------------------------------------------

         Date


         /s/ THOMAS R. MOORE
         -------------------------------------------------

         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         -------------------------------------------------
         Name/Title


         February 10, 1999
         -------------------------------------------------

         Date

         /s/ JOHN J. DAVIS, III
         -------------------------------------------------
         Signature - Hilliard Lyons Trust Company


         John J. Davis, III, Senior Vice President
         -------------------------------------------------

                                  AGREEMENT                           EXHIBIT A

                               February 10, 1999

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by V.F. Corporation.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY: /s/ ROBERT L. HAUNSCHILD
                              ----------------------------------------------
                               Robert L. Haunschild, Senior Vice President
                               and Chief Financial Officer

                          PNC BANCORP, INC.


                          BY: /s/ JAMES B. YAHNER
                              ----------------------------------------------
                               James B. Yahner, Vice President


                          PNC BANK, NATIONAL ASSOCIATION


                          BY: /s/ THOMAS R. MOORE
                              ----------------------------------------------
                               Thomas R. Moore, Vice President and Secretary


                          HILLIARD LYONS TRUST COMPANY


                          BY: /s/ JOHN J. DAVIS, III
                              ----------------------------------------------
                               John J. Davis, III, Senior Vice President